Exhibit 99.1
March 10, 2017
Re: Tender offer by a third party for KBS Real Estate Investment Trust III, Inc. shares
Dear Stockholder:
You may soon receive, or may already have received, correspondence from Everest REIT Investors I, LLC and Everest REIT Investors II, LLC (together, the “Bidder”) relating to a tender offer to purchase your shares of KBS Real Estate Investment Trust III, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $7.00 per share. We believe the Bidder’s offer price is substantially below the value of your shares and recommend against selling shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

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On December 9, 2016, our board of directors approved an estimated value per share (the “EVPS”) of the REIT’s common stock of $10.63, based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2016. We note that the EVPS does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the REIT’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the REIT’s swaps prior to expiration. The EVPS also does not take into consideration acquisition-related costs and financing costs related to future acquisitions. For important information regarding the methodologies, assumptions and limitations of the EVPS, please see the REIT’s Current Report on Form 8-K, filed with the SEC on December 15, 2016 (the “Valuation 8-K”). The Valuation 8-K is available on the SEC’s website at www.sec.gov.

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The REIT’s share redemption program (the “SRP”) provides stockholders the ability to sell their shares to the REIT, subject to certain restrictions and limitations. One of these limitations is that during each calendar year, the SRP limits the number of shares the REIT may redeem to those that it could purchase with the amount of net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year. Based on the amount of net proceeds raised from the sale of shares under the REIT’s dividend reinvestment plan during 2016, as of January 1, 2017 the REIT had $61.9 million available for redemptions of shares eligible for redemption in 2017. Redemptions related to a stockholder’s death, “qualifying disability” or “determination of incompetence” (as defined in the SRP) are made at the REIT’s most recent EVPS. All other shares eligible for redemption currently may be redeemed at varying percentages of the most recent EVPS, depending on how long a stockholder has held his or her shares. For shares held by the redeeming stockholder for at least: (i) one year, the redemption price is 92.5% of the most recent EVPS, (ii) two years, the redemption price is 95% of the most recent EVPS, (iii) three years, the redemption price is 97.5% of the most recent EVPS, and (iv) four years, the redemption price is 100% of the most recent EVPS. The board of directors may amend, suspend or terminate the SRP upon 30 days’ notice to stockholders, provided that the REIT may increase or decrease the funding available for the redemption of shares pursuant to the SRP upon 10 business days’ notice. The SRP is available on the SEC’s website at www.sec.gov as an exhibit to the REIT’s Annual Report on Form 10-K for the year ended December 31, 2013, filed March 7, 2014.

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We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our shares by buying your shares at a price significantly below their fair value in order to make a significant profit.

Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, KBS Capital Advisors LLC, or our dealer manager, KBS Capital Markets Group LLC. Also, please note that the Bidder has agreed to keep the list of our stockholders confidential.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.kbsreitiii.com. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.
We thank you for your investment in the REIT.

Sincerely,

/s/ Charles J Schreiber, Jr.

Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the REIT’s appraised properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the appraised properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the EVPS, with respect to Duff & Phelps, KBS Capital Advisors and the REIT, are the respective party’s best estimates as of September 30, 2016 or December 9, 2016, as applicable, the REIT can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the appraised properties and the estimated value per share. These statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the REIT’s estimated value per share.